Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for June 2020

HOUSTON, Texas, June 19, 2020 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs for the month of April 2020. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. Excess production costs for this reporting period are due primarily to a decrease in price and production along with true-ups and corrections of prior periods.

Cash reserves will be utilized to pay Trust administrative expenses of $107,438. Hilcorp San Juan L.P. (“Hilcorp”) will charge the excess production costs of $1,572,814 gross ($1,179,611 net to the Trust) to the next month’s distribution. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,197,958 Mcf (2,442,176 MMBtu) for April 2020, as compared to 2,426,442 Mcf (2,696,047 MMBtu) for March 2020. Dividing revenues by production volume yielded an average gas price for April 2020 of $0.41 per Mcf ($0.37 per MMBtu), as compared to an average gas price for March 2020 of $1.06 per Mcf ($0.96 per MMBtu).

Hilcorp has advised the Trust that the April 2020 reporting month includes a negative adjustment of $961,643 gross ($721,233 net) based on true-ups for the July 2019 and November 2019 production months and corrections to the February 2019 through June 2019 production months.

Hilcorp also reported that for the reporting month of April 2020, revenue included an estimated $100,000 for non-operated revenue. For the month ended April 2020, Hilcorp reported to the Trust capital costs of $73, lease operating expenses and property taxes of $1,809,622, and severance taxes of $119,487.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
	website: www.sjbrt.com	e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources and Senior Vice President
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.